Exhibit 14.1

CODE OF ETHICS AND STANDARDS OF CONDUCT

This Code of Ethics and Standards of Conduct has been adopted in its entirety by CNB Bancorp, Inc., parent company to Citizens National Bank. Accordingly, unless the context is not otherwise applicable, where this document refers to Citizens National Bank and its employees, executive officers and directors, it shall also be deemed to apply to CNB Bancorp, Inc.’s employees, executive officers, and directors.

INTRODUCTION

A bank’s reputation for integrity is perhaps its most valuable asset and is determined by the conduct of its officers and employees. All employees must strive to avoid situations that may cause a conflict of interest between the bank, its members, its shareholders, and ourselves. These Standards of Conduct reflect corporate policy of Citizens National Bank as well as certain laws and regulations and shall govern the actions and conduct of Citizens National Bank employees and directors. At Citizens National Bank you are expected to conduct yourself beyond reproach and adhere to the strictest ethical standards and business practices.

Supplemental Policies

In the discretion of management, these Standards may be supplemented by other corporate or divisional policies, not in conflict with these provisions, more particularly dealing with areas of concern. Any policies applicable to directors shall first be approved by the Board of Directors.

CONFIDENTIAL INFORMATION

Corporate and Customer Information

All corporate, member, employee, shareholder, and supplier information(other than information that is public knowledge as a result of authorized disclosure) is to be considered confidential and privileged, should be safeguarded at all times, and may be used only for legitimate business purposes by authorized personnel. This expectation of privacy is fundamental to banking relationships.

Insider Information

The Securities and Exchange Commission Rule 10B-5 restricts the purchase or sale of securities by persons in possession of “material inside information” concerning the company that issued the securities. This means that any employee who possesses material inside information must abstain from trading or recommending trades in CNB Bancorp, Inc. securities while such information remains undisclosed. Employees must also refrain from disclosing material inside information to any other person. Any employee who has a question regarding the application of this rule to his or her situation should contact the Human Resources Department for clarification.

Personal Use

Confidential information must not be used to further any private interests or for personal gain. For example, using information obtained through employment with Citizens National Bank and not generally available to others, in making personal investments is in violation of these Standards. The use or disclosure of such information can also result in civil or criminal penalties, both for the individual concerned and for Citizens National Bank.

Release of Information

Requests for information regarding current or former employees should be referred to the Human Resources Department for handling under approved release rules. Similarly, inquiries about our bank members’ credit and account information must be referred to authorized personnel. Information concerning a member, shareholder, or a particular business transaction may be released externally only with the consent of the individual or organization involved or as required by law. Frequently, tax authorities, law enforcement agencies or private parties involved in litigation will seek confidential information about a member or account. No information of this kind shall be given, unless the appropriate legal process has been received and release has been authorized under normal operating procedures.

Computer Security

Citizens National Bank relies heavily on computers to meet its operations, financial and information requirements. It is essential that all corporate and member data created, processed or stored on Citizens National Bank computer systems (including microcomputers) be treated as confidential and protected from misuse.

Telephone Usage and Mail

Any misuse of the Company’s telecommunication equipment or system is strictly forbidden and could be grounds for disciplinary action. Personal calls, both incoming and outgoing, are discouraged. The Company recognizes, however, there may occasionally be times when personal calls must be made or received during business hours. Such calls should be held to a minimum and must not interfere with an employee’s work. Employees are encouraged to make necessary calls during their breaks or lunch time. In customer contact areas, personal phone calls should be made away from the work area. Where a long-distance call must be made in an emergency situation, the call must be billed to the employee’s home phone. Excessive personal telephone calls may result in disciplinary action.

In addition, you are asked not to use our business address to receive personal mail. The use of corporate stationery or postage for personal reasons is not permitted.

Work Conduct Guidelines

It is each of our responsibilities to maintain appropriate standards of behavior that will be conducive to creating a safe, efficient and enjoyable place to work. We have outlined below some of the major guidelines for work conduct in order to eliminate future misunderstandings of what we and your co-workers expect from you and to establish standards of conduct which can be administered fairly and equitably in the best interest of all of us. These guidelines should be considered representative rather than all-inclusive. It is the responsibility of every employee to know and follow these guidelines for behavior.

Dishonesty

Any act or practice by an employee which indicates dishonesty will not be tolerated. Such acts might include, but are not limited to, untruthful statements, falsifying records (employment application, absentee report, time card, expense report, etc.) plus direct or indirect misuse of Company funds or property. Indirect use of funds includes charging personal telephone calls to the Company and sending personal mail through the Company’s postage machines. Violations may be cause for disciplinary action including immediate termination.

CONFLICTS OF INTEREST

Avoidance of Conflicts

Private business and personal activities should be conducted in a manner that avoids conflicts with the interest of Citizens National Bank and its members. A possible conflict of interest exists whenever directors and employees have an interest in an entity or matter that my cloud their judgment in the discharge of their responsibilities to Citizens National Bank or whenever an impression of improper influence is created.

Receiving Gifts

To avoid possible conflicts of interest, and because it is potentially illegal under the Bank Bribery Act to accept anything of value from a member in connection with any transaction or business of Citizens National Bank, directors and employees or members of their immediate families are not permitted to accept gifts from any existing or prospective bank member or supplier. A gift is regarded as any type of gratuity, favor, service, discount or price concession, loan legacy (except from a relative), fee, compensation or anything of monetary value. All such gifts are prohibited except:

•	Business entertainment and other customary courtesies such as meals and sporting events, which involve no more than ordinary amenities, and can be properly reciprocated by Citizens National Bank and charged as a business expense. (Lavish or extravagant entertainment should not be accepted unless reimbursement is made to the donor).

•	Gifts of nominal value received at holiday time or on special occasions

•	Gifts received because of kinship, marriage, or social relationships and not because of any business relationship.

•	Unsolicited advertising or promotional materials that are generally available.

•	Member or supplier paid travel or lodging where the trip has a predominant business purpose. Any such trips should be approved in advance in writing.

•	Fees or other compensation received from an organization in which membership or an official position is held as approved by Citizens National Bank.

Employees who feel that acceptance of a permitted gift might make them feel obligated and therefore improperly influence their performance of their duties, should not accept it or, as a last resort, turn it over to their employer. Employees who are unsure whether a gift (such as certain forms of entertainment) violates the law and these Standards should seek guidance from their immediate supervisor.

Giving Gifts

Likewise, no individual representing Citizens National Bank or members of his or her immediate family may extend a gift to any existing or prospective bank member or supplier that does not meet these same criteria.

Material Management or Financial Interest

No person employed by Citizens National Bank may represent it in any transaction with any person, partnership, corporation, or organization in which they or their blood, marital or adopted relatives have a material management or financial interest. In all such situations an employee must, if possible, disqualify him or herself from any decision to be made or, in the alternative, relinquish his interest. Any material management interest means a position such as director, trustee, officer, partner, proprietor, and any other management and ownership position in a profit making or non-profit enterprise. Material financial interest means a 5% or greater ownership interest in a business. In order to help avoid potential conflicts of interest, all employees are required to promptly notify their immediate supervisor upon the acquisition of any material management or financial interest.

OUTSIDE ACTIVITIES

Community Involvement

In order to discharge its civic and social responsibilities, Citizens National Bank encourages its employees to actively participate in and provide leadership to community and professional activities. Citizens National Bank grants time off for participation in certain approved activities, some examples of which are: United Way, Chamber of Commerce, and Bank Administration Institute. Any activities, including the above, which will significantly encroach upon working time, interfere with regular duties, adversely affect the quality of work performed or which may subject Citizens National Bank to criticism or adverse publicity, either must be avoided or first cleared with one’s supervisor.

Outside Employment and Business Activity

Citizens National Bank discourages outside employment and business activity. Employees who believe an exception should be made in their case shall obtain written approval from the individual to whom they report, who shall consult with the Human Resources Department. Employees may not be employed by or advise any outside business that, in its principal activity, competes directly with Citizens National Bank.

Director and Trusteeships

As a corporate citizen, Citizens National Bank believes in making its expertise available to the community it serves by permitting its officers to hold director and trusteeships. Such director and trusteeships may also enhance the reputation of Citizens National Bank. Conversely, such relationships may have legal consequences or other ramifications for Citizens National Bank that are unrecognized by the individual involved. Therefore, outside director and trusteeships by employees (as well as any resulting compensation) must have prior approval by the CEO.

POLITICAL ACTIVITY

Corporate Activity

Citizens National Bank supports the American political system as an essential part of the environment in which it operates. While this support does not include making any contributions or expenditures in connection with political elections, it may include expenditures of a non-partisan nature for political education. Employees are encouraged; however, to give of their own time and money to candidates and causes in which they believe.

Individual Activity

Employees participating in political activities do so as individuals and not as representatives of Citizens National Bank. Care should be exercised in the use of an individual’s job title or employee identity to avoid the appearance of any attempt to lend the prestige of Citizens National Bank in support of a particular political position or candidate. Under no circumstances is Citizens National Bank’s letterhead to be used in connection with an employee’s role in a political campaign.

Public Office

Written approval must be obtained from the CEO before an employee accepts nomination or appointment to any public office. (The CEO should seek approval from the Executive Committee). Because of statutory requirements, such service might be improper unless assurances are given that business relations between Citizens National Bank and the government agency in which the individual would serve would not be prohibited.

Lobbying

Because of the complexity of the laws dealing with lobbying, all planned contacts with members of the state and federal legislatures on matters relating to Citizens National Bank or to banking must have prior approval of the immediate supervisor.

PERSONAL FINANCE

Just as Citizens National Bank reputation rests in part on the intelligent management of its members’ funds, so are its employees expected to manage their personal finances in an intelligent and prudent manner. Financial activities should be avoided that pose excessive monetary or credit risk or that might otherwise reflect adversely on Citizens National Bank.

Investments

Like other individuals, employees may make personal investments in corporate stocks, bonds, real estate, money market instruments or other securities, including those issued by Citizens National Bank. In making such investments; however, one should be guided by awareness that investments should not influence one’s judgment or action in the conduct of Citizens National Bank’s business. Investments that qualify as “material financial interests” should be reported promptly to an individual’s immediate supervisor; officers are required to disclose such interest in an annual statement.

Securities of Members and Suppliers

Employees should not invest in securities, enterprises or other activities of members and suppliers that are not available to the public, unless prior written approval is obtained.

Directors, officers of the level of Vice President and above, as well as other individuals privy to corporate merger and acquisition or unreleased earnings information, should exercise extreme caution in their actions regarding any purchases and sales of CNB Bancorp, Inc. stock. In all situations individuals should scrupulously avoid taking advantage of any nonpublic corporate information that they may know or learn, however acquired.

Borrowing

Employees may not borrow from or lend personal funds to employees, members or suppliers without prior approval of the CEO. Employees may, of course, borrow from banks or from other companies normally engaged in the business of lending on terms offered to other customers under similar circumstances and without special concessions. Executive officers who borrow are subject to the limitations and reporting obligations of Regulation O of the Federal Reserve Bank.

Abuse of Bank Account

Abuses of an account, such as intentional, repeated or excessive overdrafts, should be avoided at all costs. Directors and executive officers should be particularly careful to avoid even inadvertent overdrafts.

BUSINESS CONDUCT

Compliance with Laws

Citizens National Bank intends, in the conduct of its business, to obey all applicable laws and comply with all relevant regulations. Where the requirements of such laws or regulations are unclear, the advice of the Bank Attorney must be sought.

Non-Discrimination

Citizens National Bank is firmly committed to non-discrimination and equal opportunity. All employees and applicants for employment as well as existing and prospective members and suppliers, shall be treated without discrimination or harassment based on race, color, religion, sex, national origin, age, veteran status or handicap.

Improper Payments

The use of Citizens National Bank’s funds for any unlawful purpose or in the violation of stated company policies is not permitted. No bribes, kickbacks or similar remuneration or consideration of any kind are to be given or offered to any individual, organization, government, political party, or other entity or representative thereof, for any reason whatsoever. An employee or representative of Citizens National Bank possessing knowledge of such illegal payments, or of any unrecorded funds or false entries maintained for the purpose of facilitating such payments, must report immediately to Citizens National Bank internal auditors and to the General Counsel.

Fair Competition

In conducting its business, Citizens National Bank engages in vigorous but fair and ethical competition. It is the strict policy of Citizens National Bank that all officers and employees comply with the letter and spirit of the anti-trust laws in the conduct of their duties and business activities. Citizens National Bank repudiates all illegal practices in conducting its business.

COMPLIANCE

Every new employee will be issued a copy of the Code of Conduct and Compliance Certificate and required to acknowledge acceptance of its terms as a condition of employment.

Officers and Directors

Each officer and director will be required to complete and sign an annual review statement attesting to his or her compliance with the Code of Conduct and Compliance Certificate and listing any material management and financial interest.

Violations

Any apparent or suspected violation of the Standards of Conduct should immediately be brought to the attention of the CEO or the Chairman of the Audit Committee. Upon determination that a probable violation exists, and in the event that management believes disciplinary action may be warranted, a review panel consisting of the Bank Attorney, the Auditor, and the CEO will offer the employee involved an opportunity to be heard and to present evidence. If the review panel determines that an actual violation took place, appropriate disciplinary action will be taken through the normal supervisory process.

Sanctions

Violations of any of the Standards of Conduct are grounds for disciplinary action ranging from reprimand to dismissal. Disciplinary action is in addition to any civil or criminal liability and penalties that may result. The following violations are cause for immediate dismissal: theft, embezzlement, falsification of records, the making or taking of bribes, kickbacks and other illegal payments.